                                                Filed Pursuant to Rule 424(b)(3)
                                                Registration No. 333-121263

               PRICING SUPPLEMENT NO. 1592 DATED 24 FEBRUARY 2006

                         QUEENSLAND TREASURY CORPORATION

                    ISSUE OF $150,000,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$15,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2015,
 CURRENTLY TOTALING A$1,805,098,000.00 (A$ 1,787,598,000.00 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated November 1, 2002 and the accompanying prospectus dated November 1, 2002 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005, which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive")(hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website.

1.         Issuer:                          Queensland Treasury Corporation
     (i)
     (ii)  Guarantor:                       The Treasurer on behalf of the Government of Queensland

2.         Benchmark line:                  2015
                                            (to be consolidated and form a single series with QTC 6%
                                            Global A$ Bonds due 14 October, 2015 , ISIN
                                            US748305BE82)

3.         Specific Currency or             AUD ("A$")
           Currencies:

4.   (i)   Issue price:                     106.922%
     (ii)  Dealers' fees and commissions    No fee or commission is payable in respect of the issue
           paid by Issuer:                  of the bond(s) described in this Pricing Supplement.
                                            Instead, QTC pays fees and commissions in accordance
                                            with the procedure described in the QTC Offshore and
                                            Onshore Fixed Interest Distribution Group Operational
                                            Guidelines.

5.         Specified Denominations:         A$1,000

6.   (i)   Issue Date:                      27 February 2006
     (ii)  Record Date:                     6 April/6 October. Security will be ex-interest on and
                                            from 7 April/7 October.
     (iii) Interest Payment Dates:          14 April/14 October

7.         Maturity Date:                   14 October 2015

8.         Interest Basis:                  6 per cent Fixed Rate

9.         Redemption/Payment Basis:        Redemption at par

10.        Change of Interest Basis or      Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:             Senior and rank pari passu with other senior, unsecured
                                            debt obligations of QTC
     (ii)  Status of the Guarantee:         Senior and ranks pari passu with all its other unsecured
                                            obligations

12.        Method of distribution:          Non-syndicated

                          PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable
     (i)   Rate(s) of Interest:             6 percent per annum payable semi-annually in arrears
     (ii)  Interest Payment Date(s):        14 April and 14 October in each year up to and including
                                            the Maturity Date
     (iii) Fixed Coupon Amount(s):          A$30 per A$1,000 in nominal amount
     (iv)  Determination Date(s):           Not Applicable
     (v)   Other terms relating to the      None
           method of calculating
           interest for Fixed Rate Bonds:

                                  PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:         A$1,000 per bond of A$1,000 Specified Denomination

15.        Early Redemption Amount(s)       Not Applicable
           payable on redemption for
           taxation reasons or on event
           of default and/or the method
           of calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                   Permanent Global Note not exchangeable for Definitive Bonds

17.        Additional Financial             Not Applicable
           Centre(s) or other special
           provisions relating to
           Payment Dates:

18.        Talons for future Coupons or     No
           Receipts to be attached to
           Definitive Bonds (and dates
           on which such Talons mature):

19.        Other terms or special           Not Applicable
           conditions:

                                  DISTRIBUTION

20.  (i)   If syndicated, names and         Not Applicable
           addresses of Managers and
            underwriting commitments:
     (ii)  Date of Dealer Agreement:        24 February 2006 (the "Trade Date")
     (iii) Stabilizing Manager(s) (if       Not Applicable
           any):

21.        If non-syndicated, name and      National Australia Bank
           address of relevant Dealer:      255 George Street
                                            Sydney NSW 2000

22.        Whether TEFRA D or TEFRA C       TEFRA Not Applicable
           rules applicable or TEFRA
           rules not applicable:

23.        Additional selling               Not Applicable
           restrictions:

LISTING APPLICATION

     This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:


By:
    ---------------------------------
    Duly authorized

                           PART B - OTHER INFORMATION

1.    LISTING

(i)   Listing:                    Bourse de Luxembourg.
(ii)  Admission to trading:       Application has been made for the bonds to be admitted to trading on the regulated market of the Bourse de Luxembourg with effect from the Issue Date.

2.    RATINGS

      Ratings:                    The bonds to be issued have been rated:

                                  S&P:     AAA
                                  Moody's: Aaa

                                  An obligation rated 'AAA' by S&P has the highest credit rating assigned by Standard & Poor's. The obligor's capacity to meet its financial commitment on the obligation is extremely strong.

                                  Obligations rated Aaa by Moody's are judged to be of the highest quality with minimal credit risk.

                                  A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time. Each rating should be evaluated independently of any other rating.

3.    INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.

4.    REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)   Reasons for the Offer:      See "Use of Proceeds" section in the prospectus supplement.
(ii)  Estimated net proceeds:     Not Applicable.
(iii) Estimated total expenses:   Not Applicable.

5.    YIELD

      Indication of yield:        5.37%

                                  Calculated as 7 basis points less than the yield on the equivalent
                                  A$ Domestic Bond issued by the Issuer under its Domestic A$ Bond
                                  Facility on the Trade Date.

                                  The yield is calculated on the Trade Date on the basis of the
                                  Issue Price. It is not an indication of future yield.

6.    OPERATIONAL INFORMATION

(i)   ISIN Code:                  US748305BE82
(ii)  Common Code:                017598066
(iii) CUSIP Code:                 748305BE8
(iv)  Any clearing system(s)      Not Applicable
      other than Depositary
      Trust Company, Euroclear
      Bank S.A./N.V. and
      Clearstream Banking,
      societe anonyme and the
      relevant identification
      number(s):
(v)   Delivery:                   Delivery free of payment
(vi)  Names and addresses of      Not Applicable
      additional Paying
      Agent(s) (if any):